Exhibit 24.3

Registration Statement

RESOLUTION OF THE

BOARD OF DIRECTORS OF

PG&E CORPORATION

February 16, 2024

BE IT FURTHER RESOLVED, that for the purposes of facilitating the signing and filing of each Registration Statement and any amendments (including pre-effective amendments or post-effective amendments) or supplements thereto, each of CHRISTINE M. DESANZE, ROBIN J. REILLY, HENRY WEINTRAUB, BRIAN M. WONG and JOSEPH C. YU (the “Authorized Officers”) be, and each of them with full power and authority to act without the others hereby is, designated as attorney-in-fact and agent for the Corporation with full power of substitution and resubstitution; and the officers and directors of the Corporation be, and each of them with full power and authority to act without the others hereby is, authorized, empowered and directed to grant their several powers of attorney and the power of attorney of the Corporation to the Authorized Officers, and to each of them with full power and authority to act without the others in connection with the matters covered in these resolutions;

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I, BRIAN M. WONG, do hereby certify that I am Vice President, Deputy General Counsel and Corporate Secretary of PG&E CORPORATION, a corporation organized and existing under the laws of the State of California; that the above and foregoing is a true and correct extract from a resolution that was duly adopted by the Board of Directors of said corporation at a meeting of said Board of Directors, which was duly and regularly called and held on February 16, 2024; and that this resolution has never been amended, revoked or repealed, but is still in full force and effect.

WITNESS my hand hereunto affixed this 22nd day of February, 2024.

/s/ Brian M. Wong
Brian M. Wong Vice President, Deputy General Counsel and Corporate Secretary PG&E CORPORATION